Exhibit 99.44

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) the portion of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a L/C Lender][their respective capacities as L/C Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto (including, without limitation, participations in L/C Obligations) identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a L/C Lender)][the respective Assignors (in their respective capacities as L/C Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

3.	Borrowers: Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation.

4.	Agent: Citibank, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement: Letter of Credit and Reimbursement Agreement dated as of December , 2016 (as such may be amended, restated, supplemented or otherwise modified hereafter, the “Credit Agreement”), among Sears Holdings Corporation, the Borrowers, the L/C Lenders party thereto, and Citibank, N.A., as Agent, and Issuing Bank.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of L/C Commitments for all L/C Lenders[7]	Amount of L/C Commitment Assigned[8]	Percentage Assigned of L/C Commitment[9]
		$	$	$
		$	$	$

7.	Trade Date: [10]

Effective Date: [            ] [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ACCEPTANCE FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR AND SATISFACTION

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	[Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.]
[8]	Subject to minimum amount requirements pursuant to Section 9.07(a) of the Credit Agreement.
[9]	Set forth, to at least 4 decimals, as a percentage of the L/C Commitment of all applicable Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

OF CONDITIONS PRECEDENT TO EFFECTIVENESS SET FORTH IN THE STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

Assignor’s Applicable Office:

Consented to and Accepted:

CITIBANK, N.A., as
Agent and Issuing Bank

By:
Name:
Title:

[Consented to:]11

SEARS ROEBUCK ACCEPTANCE CORP., as a Borrower

By:
Name:
Title:

KMART CORPORATION, as a Borrower

By:
Name:
Title:

[11]	To the extent required under Section 9.07(a) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become an L/C Lender under the Credit Agreement and a Pledgor (as defined in the Cash Collateral Agreement) under the Cash Collateral Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(a) of the Credit Agreement or the definition of Eligible Assignee), (iii) from and after the Effective Date, (x) it shall be bound by the provisions of the Credit Agreement as an L/C Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of an L/C Lender thereunder and (y) it shall be bound by the provisions of the Cash Collateral Agreement as a Pledgor (as defined in the Cash Collateral Agreement) thereunder and to the extent of the Assigned Interest, shall have the obligations of a Pledgor (as defined in the Cash Collateral Agreement) thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and the Cash Collateral Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other L/C Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) if it is an L/C Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes, to the extent reasonably requested by the Agent, attached hereto are duly completed and executed by [the][such] Assignee, any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement, and (viii) it is a “Lender” or an “Affiliate of a Lender” (in each case, as defined in the Existing Credit Agreement); and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other L/C Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as an L/C Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Fees. This Assignment and Acceptance shall be delivered to the Agent with a processing and recordation fee of $3,500, to the extent required by the terms of the Credit Agreement, unless such fee has been waived by the Agent in its sole discretion.

5. Conditions to Effectiveness. It shall be a condition precedent to the Effective Date that: (1) Assignee shall have executed a joinder to the Cash Collateral Agreement in form and substance reasonably satisfactory to the Agent, (2) Assignee shall have deposited cash into the “Account” (as defined in the Cash Collateral Agreement) in an amount equal to 102% of its L/C Commitment; (3) the representations and warranties of the Assignee (in its capacity as Pledgor) set forth in the Cash Collateral Agreement are true and correct in all material respects as of the Effective Date (unless such representation and warranty is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects); and (4) the Assignee shall have delivered to the Agent resolutions, certificates and opinions comparable to such documents delivered by the L/C Lenders to the Agent on the “Effective Date” (as defined in the Credit Agreement), all in form and substance reasonably satisfactory to the Agent.